Exhibit 10.32

Linda K. Zecher
President, Chief Executive Officer and
Director

June 11, 2014

Ms. Bridgett Paradise

9000 Old Waterloo Road

Warrenton, VA 20186

Subject: Offer of Employment with Houghton Mifflin Harcourt

Dear Bridgett,

I am very pleased to provide you with this letter in order to confirm our offer of employment with Houghton Mifflin Harcourt Publishing Company (the “Company” or “HMH”). This offer letter summarizes the compensation and benefits that we discussed. As with all new employees, your offer is contingent upon the completion of a background investigation.

Your title will be Senior Vice President, Human Resources and Chief People Officer reporting directly to me. Your employment will begin on July 22, 2014 (the “Hire Date”). You will be compensated with an annual base salary rate of $325,000 (a bi-weekly salary of $12,500.00), subject to applicable payroll taxes and withholdings. Paydays occur every other Friday.

This position is eligible to participate in the Houghton Mifflin Harcourt 2014 Bonus Plan (the “Plan”) which is operated at the discretion of the Plan Administrators. Your position is eligible for a Target Bonus of 100% of your Bonus Earnings Basis. For 2014, your bonus will be prorated based upon your Hire Date. Payment under the plan will be determined based upon the Achievement Metrics and Discretionary Component as set forth in the Plan Document. Specific details of the Plan will be provided under separate cover and may be subject to change by the Plan Administrators.

Upon commencement of your employment, you will be granted options to purchase 60,000 shares of the Common Stock of the Company under the terms of the Company’s 2012 Management Incentive Plan (the “Equity Plan”) at a strike price per share equal to the then fair market value of a share of Common Stock as determined under the terms of the Equity Plan. Options vest 25% per year on each of the first four anniversaries of the commencement of your employment subject to your continuing employment by the Company during such vesting period.

In addition, when the senior executive long term incentive plan is approved by the Board of Directors, you will be eligible to participate in such plan.

You will be eligible to participate in the Company’s employee benefit programs. If you choose to enroll, unless otherwise described in the terms of any employee benefit plan, benefits coverage will commence on the first day of the month, following 30 days from your start date. In order to participate in any of the Company’s employee benefit programs, you must complete the enrollment process for such programs within your first 30 days of employment. You will also be eligible for up to 20 vacation days annually, which will be pro-rated in 2014 based upon your Hire Date.

222 Berkley Street, Boston, MA 02116, hmhco.com

June 11, 2014

Bridgett Paradise

PAGE TWO

This is a Boston, Massachusetts based position. Your temporary housing benefit will last up to 6 months with a monthly maximum of $4,000.00. Enclosed is a Relocation Package describing the relocation benefits for which you are eligible.

Employment with HMH is “At-Will,” meaning that either you or the Company may terminate the employment relationship for any reason or no reason, at any time, with or without notice. Nothing in this letter should be interpreted as creating an employment contract between you and the Company.

By accepting this offer of employment, you represent that you are not bound by any employment contract, non-competition agreement, restrictive covenant or other restriction preventing you from entering employment with or performing your job responsibilities for the Company, or which is any way inconsistent with the terms of this letter.

Bridgett, I am thrilled you are joining Houghton Mifflin Harcourt. I am really looking forward to working with you. If you have any questions please call me any time.

Sincerely,

/s/ Linda Zecher

Linda Zecher
President, Chief Executive Officer and Director
Houghton Mifflin Harcourt

Agreed to and accepted:

/s/ Bridgett P. Paradise	6.15.2015
Signature	Date

Cc:	Employee File

Attachments:	Employee Benefits Summary
Relocation Program Summary
Confidentiality and Intellectual Property Agreement
Non-Competition and Non-Solicitation Agreement
Conflict of Interest Questionnaire
Federal W-4 Form
State W-4 Form
Emergency Contact Information Form

222 Berkley Street, Boston, MA 02116, hmhco.com